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                                EXHIBIT 5


                    Opinion of Counsel as to legality of
                         securities being registered

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                                 Law Offices
                                BRUCE R. THAW
                                45 Banfi Plaza
                            Farmingdale, NY 11735
                                (516) 752-1760



                                                        May 30, 1996


Information Resource Engineering, Inc.
and its Selling Stockholders
8029 Corporate Drive
Baltimore, MD 21236

To whom it may concern :

        We have acted as counsel for Information Resource Engineering, Inc., a Delaware corporation (the "Company") and certain Selling Stockholders in connection with the proposed issuance and sale by certain Selling Stockholders of 300,000 shares of Common Stock, $.01 par value (the "Common Stock").

        As counsel to the Company, we have examined the minute books of the Company, together with copies of its certificate of incorporation, as amended, and By-laws. We have also examined the proposed Registration Statement on Form
S-3 (Securities and Exchange Commission File No. 33-       ), and the exhibits
to said Registration Statement. Based upon the foregoing, and our examination of such other documents as we deemed pertinent, we are of the opinion that:

        1. The Company is a corporation duly organized and validly existing and in good standing under and by virtue of the laws of the State of Delaware.

        2. The authorized capital of the Company consists of (i) 500,000 shares of Preferred Stock, par value $.01 per share, and (ii) 15,000,000 shares of Common Stock, par value $.01 per share, of which 5,417,329 shares are issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company as of this date.

        3. The 300,000 shares being offered by the Selling Stockholders and which are the subject of the Registration Statement have been duly authorized and the shares when sold and transferred by the Selling Stockholders and delivered against payment therefor will be legally issued and outstanding, fully paid and non-assessable.


                                                        Very truly yours,


                                                        /s/ Bruce R. Thaw

                                                        BRUCE R. THAW